Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333‑182635, 333‑186666, 333‑210167 and 333‑269590) and Form S‑3 (No. 333‑270288) of HomeTrust Bancshares, Inc., of our report dated March 13, 2026, relating to the consolidated financial statements and effectiveness of internal control over financial reporting of HomeTrust Bancshares, Inc. and Subsidiary, included in this Annual Report on Form 10-K for the year ended December 31, 2025.
/s/ Crowe LLP
Atlanta, Georgia
March 13, 2026